Exhibit 99.1

PondelWilkinson Inc.
21700 Oxnard Street, Suite 1840
Woodland Hills, CA 91367

Investor Relations	T	(310) 279 5980
Strategic Public Relations	F	(310) 279 5988
	W	www.pondel.com

	CONTACTS:	Rodney C. Sacks
Chairman and Chief Executive Officer
NEWS		(951) 739-6200
RELEASE
Hilton H. Schlosberg
Vice Chairman
(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

MONSTER BEVERAGE REPORTS 2018 FOURTH QUARTER

AND

FULL YEAR  FINANCIAL RESULTS

— Fourth Quarter Net Sales rise 14.1 percent; 15.1 percent without adoption of ASC 606 —

— Fourth Quarter Net Income increases 18.8 percent to $239.1 million —

— Fourth Quarter Net Income per diluted share increases 22.7 percent to $0.43 per share —

— Board authorizes new $500.0 million share repurchase program —

Corona, CA — February 27, 2019 — Monster Beverage Corporation (NASDAQ: MNST) today reported financial results for the three- and twelve-months ended December 31, 2018.

Fourth Quarter Results

Net sales for the 2018 fourth quarter increased 14.1 percent to $924.2 million from $810.4 million in the same period last year.  Gross sales for the 2018 fourth quarter increased 13.7 percent to $1.06 billion from $934.8 million in the same period last year.  Net sales for the 2018 fourth quarter were negatively impacted by $8.5 million, due to the adoption of Accounting Standards Codification (“ASC”) 606. Under ASC 606, commissions paid to The Coca-Cola Company (“TCCC”), based on sales to certain of the Company’s customers which TCCC accounts for under the equity method (the “TCCC Related Parties”), or consolidates, are included as a reduction to net sales. Prior to January 1, 2018, commissions based on sales to the TCCC Related Parties were included in operating expenses.  Net and gross sales for the three-months ended December 31, 2018 were negatively impacted by advance purchases made by customers in the third quarter of 2018, due to a pre-announced price increase effective November 1, 2018 on certain Monster Energy® brand energy drinks.  The Company estimates that net and gross sales for the three-months ended December 31, 2018 decreased by approximately $16.0 million and $18.0 million respectively, as a result of such advance purchases.  Net changes in foreign currency exchange rates had an unfavorable impact on net and gross sales for the 2018 fourth quarter of $14.4 million and $16.2 million, respectively.

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Net sales for the Company’s Monster Energy® Drinks segment, which primarily includes the Company’s Monster Energy® drinks, increased 15.9 percent to $853.3 million for the 2018 fourth quarter, from $736.1 million for the 2017 fourth quarter.  Net sales for the Company’s Monster Energy® Drinks segment for the 2018 fourth quarter were negatively impacted by $3.2 million, due to the adoption of ASC 606.  Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the Monster Energy® Drinks segment of approximately $12.4 million for the 2018 fourth quarter.

Net sales for the Company’s Strategic Brands segment, which includes the various energy drink brands acquired from TCCC, decreased 5.4 percent to $65.8 million for the 2018 fourth quarter, from $69.6 million in the 2017 fourth quarter.  Net sales for the Company’s Strategic Brands segment for the 2018 fourth quarter were negatively impacted by $5.3 million, due to the adoption of ASC 606.  Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the Strategic Brands segment of $2.0 million for the three-months ended December 31, 2018.

Net sales for the Company’s Other segment, which includes certain products of American Fruits & Flavors sold to independent third parties (the “AFF Third-Party Products”), were $5.1 million for the 2018 fourth quarter, compared with $4.7 million in the 2017 fourth quarter.

Net sales to customers outside the United States increased 30.4 percent to $274.3 million in the 2018 fourth quarter, from $210.4 million in the 2017 fourth quarter.

Gross profit, as a percentage of net sales, for the 2018 fourth quarter was 59.7 percent, compared with 62.1 percent in the 2017 fourth quarter. Gross profit as a percentage of net sales, excluding the impact of ASC 606, was 60.1 percent for the 2018 fourth quarter. The decrease in gross profit as a percentage of net sales was primarily attributable to (i) increases in certain input costs such as aluminum cans, freight in and other input costs; (ii) geographical mix; (iii) domestic product sales mix; and (iv) the $8.5 million of commissions accounted for as a reduction to net sales due to the adoption of ASC 606. The decrease in gross profit as a percentage of net sales was partially offset by increases in domestic sales prices, as well as the decrease of promotional allowances as a percentage of gross sales.

Operating expenses for the 2018 fourth quarter were $245.7 million, compared with $236.5 million in the 2017 fourth quarter.  As a result of the adoption of ASC 606, commissions included in operating expenses decreased.

The impact to net sales, gross profit and operating expenses from the adoption of ASC 606 is included in the table below.

Distribution costs as a percentage of net sales were 3.7 percent for the 2018 fourth quarter, compared with 3.6 percent in the 2017 fourth quarter.

Selling expenses as a percentage of net sales for the 2018 fourth quarter were 11.3 percent, compared with 13.6 percent in the 2017 fourth quarter.

General and administrative expenses for the 2018 fourth quarter were $106.6 million, or 11.5 percent of net sales, compared with $96.7 million, or 11.9 percent of net sales, for the 2017 fourth quarter.  Stock-based compensation (a non-cash item) was $14.7 million for the fourth quarter of 2018, compared with $13.0 million in the 2017 fourth quarter.

Operating income for the 2018 fourth quarter increased to $306.5 million from $267.1 million in the 2017 fourth quarter.

The effective tax rate for the 2018 fourth quarter was 23.1 percent, compared with 24.8 percent in the 2017 fourth quarter. The decrease in the effective tax rate was primarily due to the reduction in the U.S. federal statutory tax rate as a result of the Tax Cuts and Jobs Act (the “Tax Reform Act”) signed into law on December 22, 2017, as well as a reduction in certain foreign income that is subject to U.S. taxation.  In addition, the comparative 2017 fourth quarter effective tax rate included a one-time provisional charge related to the revaluation of the Company’s deferred tax assets at December 31, 2017, and a one-time charge for the deemed mandatory repatriation of post-1986 earnings and profits, as a result of the Tax Reform Act.  The decrease in the provision for income taxes was partially offset by a decrease in the stock-based compensation tax deduction.

Net income for the 2018 fourth quarter increased 18.8 percent to $239.1 million from $201.3 million in the 2017 fourth quarter.  Net income per diluted share for the 2018 fourth quarter increased 22.7 percent to $0.43 from $0.35 in the fourth quarter of 2017.

The following table illustrates the impact of the adoption of ASC 606 for the 2018 fourth quarter as described above (in thousands):

	Three-Months Ended December 31, 2018, as Reported	Percent Change 2018 vs 2017	Three-Months Ended December 31, 2018, Without the Adoption of ASC 606	Percent Change 2018 vs 2017
Net Sales by Segment:
Monster Energy® Drinks	$853,338	15.9%	$856,493	16.4%
Strategic Brands	65,824	(5.4)%	71,160	2.3%
Other	5,067	8.0%	5,067	8.0%
Total Net Sales	$924,229	14.1%	$932,720	15.1%
Cost of Sales	372,028	21.3%	372,029	21.3%
Gross Profit	$552,201	9.6%	$560,691	11.3%
Gross Profit as a percentage of net sales	59.7%		60.1%
Operating Expenses	$245,691	3.9%	$254,182	7.5%
Average Net Sales Per Case	$9.43	1.3%	$9.52	2.2%

Rodney C. Sacks, Chairman and Chief Executive Officer, said: “We are pleased to report record net sales for both our 2018 fiscal fourth quarter and 2018 full year, driven by growth in our Monster Energy® brand energy drinks and new energy drink introductions.

“Our strategic alignment with the Coca-Cola system bottlers worldwide continues to progress well.

“In the United States, we are in the process of launching nationally Monster Energy Ultra Paradise® and Java Monster® Swiss Chocolate.  In March, we plan to launch our Reign Total Body Fuel™ line of performance energy drinks as well as our Monster Dragon TeaTM line.

“We successfully launched additional Monster Energy® and Strategic Brands energy drinks in a number of our existing geographies in the fourth quarter of 2018.  One or more of our energy drinks are now distributed in approximately 155 countries and territories worldwide.

“During 2019, we will continue to launch our Monster Energy® brand of energy drinks in new geographical markets, and plan to launch Predator®, our strategically preferred affordable energy brand, in additional markets internationally,” Sacks added.

2018 Twelve-Months

Net sales for the year ended December 31, 2018 increased 13.0 percent to $3.81 billion from $3.37 billion in the comparable period last year.  Gross sales for the year ended December 31, 2018 increased 14.7 percent to $4.43 billion from $3.86 billion in the comparable period last year.

Net sales for the year ended December 31, 2018 were negatively impacted by $42.2 million due to the adoption of ASC 606.  Net changes in foreign currency exchange rates had a favorable impact on net and gross sales for the year ended December 31, 2018 of $14.8 million and $21.8 million, respectively.

Gross profit, as a percentage of net sales, for the year ended December 31, 2018 was 60.3 percent, compared with 63.5 percent in the comparable period last year.

Operating expenses for the year ended December 31, 2018 were $1.01 billion, compared with $938.9 million in the comparable period last year.

Operating income for the year ended December 31, 2018 increased to $1.28 billion from $1.20 billion in the comparable period last year.

Net income for the year ended December 31, 2018 increased 21.0 percent to $993.0 million from $820.7 million in the comparable period last year.  Net income per diluted share for the year ended December 31, 2018 increased 23.8 percent to $1.76 from $1.42 in the comparable period last year. The effective tax rate was 23.2 percent for the year ended December 31, 2018, versus 31.7 percent for the comparable period last year.

Share Repurchase Program

During the 2018 fourth quarter, the Company purchased approximately 9.4 million shares of its common stock at an average purchase price of $56.99 per share, for a total amount of $536.9 million (excluding broker commissions).  The following table summarizes the Company’s share repurchase activity during the 2018 fourth quarter (dollars in thousands, except per share amounts):

	Shares Purchased	Avg. Purchase Price	Amount	Authorization Remaining
May 2018 Repurchase Program	3,462,109	$56.79	$196,618	$—
August 2018 Repurchase Program	5,958,417	$57.11	$340,298	$159,612
Total	9,420,526	$56.99	$536,916

As of February 26, 2019, approximately $20.6 million remained available for repurchase under the August 2018 repurchase program.  On February 26, 2019, the Company’s Board of Directors authorized a new repurchase program for the repurchase of up to an additional $500.0 million of the Company’s outstanding common stock.  The Company expects to make the share repurchases from time to time in the open market or through privately-negotiated transactions, or otherwise, subject to applicable laws, regulations and approvals.  The timing of the share repurchases will depend on a variety of factors, including market conditions, and the share repurchases may be suspended or discontinued at any time.

Investor Conference Call

The Company will host an investor conference call today, February 27, 2019, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).  The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.monsterbevcorp.com in the “Events & Presentations” section.  For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries. The Company’s subsidiaries develop and market energy drinks, including Monster Energy® energy drinks, Monster Energy Ultra® energy drinks, Monster MAXX® maximum strength energy drinks, Java Monster® non-carbonated coffee + energy drinks, Espresso Monster® non-carbonated espresso + energy drinks, Caffé Monster® non-carbonated energy coffee drinks, Monster Rehab® non-carbonated energy drinks, Muscle Monster® energy shakes, Monster Hydro® energy drinks, Reign Total Body Fuel™ performance energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Burn® energy drinks, Samurai® energy drinks, Relentless® energy drinks, Mother® energy drinks, Power Play® energy drinks, BU® energy drinks, Nalu® energy drinks, BPM® energy drinks, Gladiator® energy drinks, Ultra Energy® energy drinks, Mutant® energy drinks and Predator® energy drinks.  For more information, visit www.monsterbevcorp.com.

Note Regarding Use of Non-GAAP Measures

Gross sales is used internally by management as an indicator of and to monitor operating performance, including sales performance of particular products, salesperson performance, product growth or declines and overall Company performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. We therefore believe that the presentation of gross sales provides a useful measure of our operating performance. Gross sales is not a measure that is recognized under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered as an alternative to net sales, which is determined in accordance with GAAP, and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies, as gross sales has been defined by our internal reporting practices. In addition, gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from certain customers.

The following table reconciles the non-GAAP financial measure of gross sales with the most directly comparable GAAP financial measure of net sales (in thousands):

	Three-Months Ended December 31,		Twelve-Months Ended December 31,
	2018	2017	2018	2017
Gross sales, net of discounts and returns	$1,063,187	$934,804	$4,429,522	$3,861,368
Less: Promotional and other allowances	138,958	124,449	622,339	492,323
Net Sales	$924,229	$810,355	$3,807,183	$3,369,045

Caution Concerning Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability.  The Company cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein.  Such risks and uncertainties include, but are not limited to, the following: our ability to recognize benefits from The Coca-Cola Company transaction and the American Fruits & Flavors transaction; effects of our arbitration with TCCC regarding energy products developed by TCCC; our ability to introduce and increase sales of both existing and new products; our ability to implement the share repurchase programs; unanticipated litigation concerning the Company’s products; the current uncertainty and volatility in the national and global economy; changes in consumer preferences; changes in demand due to both domestic and international economic conditions; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; actual performance of the parties under the new distribution agreements; potential disruptions arising out of the transition of certain territories to new distributors; changes in sales levels by existing distributors; unanticipated costs incurred in connection with the termination of existing distribution agreements or the transition to new distributors; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities including limitations on co-packing availability and retort production; product distribution and placement decisions by retailers; changes in governmental regulation; the imposition of new and/or increased excise sales and/or other taxes on our products; criticism of energy drinks and/or the energy drink market generally; our ability to satisfy all criteria set forth in any U.S. model energy drink guidelines; the impact of proposals to limit or restrict the sale of energy drinks to minors and/or persons below a specified age and/or restrict the venues and/or the size of containers in which energy drinks can be sold; or political, legislative or other governmental actions or events, including the outcome of any state attorney general, government and/or quasi-government agency inquiries, in one or more regions in which we operate.  For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2017 and our subsequent filed quarterly report on Form 10-Q. The Company’s actual results could differ materially from those contained in the forward-looking statements.  The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION

FOR THE THREE- AND TWELVE-MONTHS ENDED DECEMBER 31, 2018 AND 2017

(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended		Twelve-Months Ended
	December 31,		December 31,
	2018	2017	2018	2017

Net sales[1]	$924,229	$810,355	$3,807,183	$3,369,045

Cost of sales	372,028	306,745	1,511,808	1,231,355

Gross profit[1]	552,201	503,610	2,295,375	2,137,690
Gross profit as a percentage of net sales	59.7%	62.1%	60.3%	63.5%

Operating expenses[2]	245,691	236,498	1,011,756	938,903
Operating expenses as a percentage of net sales	26.6%	29.2%	26.6%	27.9%

Operating income[1,2]	306,510	267,112	1,283,619	1,198,787
Operating income as a percentage of net sales	33.2%	33.0%	33.7%	35.6%

Interest and other income, net	4,384	733	9,653	2,836

Income before provision for income taxes[1,2]	310,894	267,845	1,293,272	1,201,623

Provision for income taxes	71,789	66,524	300,268	380,945
Income taxes as a percentage of income before taxes	23.1%	24.8%	23.2%	31.7%

Net income[1,2]	$239,105	$201,321	$993,004	$820,678
Net income as a percentage of net sales	25.9%	24.8%	26.1%	24.4%

Net income per common share:
Basic	$0.43	$0.36	$1.78	$1.45
Diluted	$0.43	$0.35	$1.76	$1.42

Weighted average number of shares of common stock and common stock equivalents:
Basic	550,324	564,500	557,166	566,782
Diluted	556,666	575,036	564,254	577,141

Case sales (in thousands) (in 192-ounce case equivalents)	97,476	86,548	410,886	359,957
Average net sales per case[3]	$9.43	$9.31	$9.21	$9.30

1Includes $11.0 million and $11.8 million for the three-months ended December 31, 2018 and 2017, respectively, related to the recognition of deferred revenue. Includes $44.3 million and $43.4 million for the years ended December 31, 2018 and 2017, respectively, related to the recognition of deferred revenue.

2Includes $0.02 million and ($0.5) million for the three-months ended December 31, 2018 and 2017, respectively, related to distributor termination costs. Includes $26.6 million and $35.4 million for the years ended December 31, 2018 and 2017, respectively, related to distributor termination costs.

3Excludes Other segment net sales of $5.1 million and $4.7 million for the three-months ended December 31, 2018 and 2017, respectively, comprised of net sales of AFF Third-Party Products to independent third-party customers, as these sales do not have unit case equivalents. Excludes Other segment net sales of $22.9 million and $21.6 million for the years ended December 31, 2018 and 2017, respectively, comprised of net sales of AFF Third-Party Products to independent third-party customers, as these sales do not have unit case equivalents.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2018 AND DECEMBER 31, 2017

(In Thousands, Except Par Value) (Unaudited)

	December 31, 2018	December 31, 2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$637,513	$528,622
Short-term investments	320,650	672,933
Accounts receivable, net	484,562	449,476
Inventories	277,705	255,745
Prepaid expenses and other current assets	44,909	40,877
Prepaid income taxes	38,831	138,724
Total current assets	1,804,170	2,086,377

INVESTMENTS	—	2,366
PROPERTY AND EQUIPMENT, net	243,051	230,276
DEFERRED INCOME TAXES	85,687	92,333
GOODWILL	1,331,643	1,331,643
OTHER INTANGIBLE ASSETS, net	1,045,878	1,034,085
OTHER ASSETS	16,462	13,932
Total Assets	$4,526,891	$4,791,012

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$248,760	$245,910
Accrued liabilities	112,507	87,475
Accrued promotional allowances	145,741	137,998
Accrued distributor terminations	—	91
Deferred revenue	44,045	43,236
Accrued compensation	39,903	34,996
Income taxes payable	10,189	10,645
Total current liabilities	601,145	560,351

DEFERRED REVENUE	312,224	334,354

OTHER LIABILITIES	2,621	1,095

STOCKHOLDERS’ EQUITY:
Common stock - $0.005 par value; 1,250,000 shares authorized;
630,970 shares issued and 543,676 shares outstanding as of December 31, 2018;
629,255 shares issued and 566,298 shares outstanding as of December 31, 2017	3,155	3,146
Additional paid-in-capital	4,238,170	4,150,628
Retained earnings	3,914,645	2,928,226
Accumulated other comprehensive loss	(32,864)	(16,659)
Common stock in treasury, at cost; 87,294 and 62,957 shares as of December 31, 2018 and December 31, 2017, respectively	(4,512,205)	(3,170,129)
Total stockholders’ equity	3,610,901	3,895,212
Total Liabilities and Stockholders’ Equity	$4,526,891	$4,791,012